Eastman Chemical Company
2013 Databook

Eastman Chemical Company's products and operations are managed and reported in five reportable operating segments, consisting of Additives and Functional Products, Adhesives and Plasticizers, Advanced Materials, Fibers, and Specialty Fluids and Intermediates. Goods and services are transferred among the segments at cost.

Unless otherwise noted, information provided in this databook prior to 2013 is presented on a pro forma combined basis. The unaudited pro forma financial results for years ended December 31, 2012, 2011, 2010, and 2009 and the respective interim quarters combine the consolidated results of Eastman and Solutia giving effect to the acquisition of Solutia as if it had been completed on January 1, 2009, the beginning of the comparable prior annual reporting period presented.  For more information, see Exhibit A.

Eastman at a glance

Additives & Functional Products
Key Competitors:
Specialty Materials: Bayer AG, Styron LLC, Evonik Industries AG, Saudi Basic Industries Corporation, Mitsubishi Chemical Corporation, S.K. Chemical Industries, Sichuan Push Acetati Company Limited, Daicel Chemical Industries Ltd.
Interlayers: Sekisui Chemical Co., DuPont, Kuraray Co., Ltd.
Performance Films: 3M Company, Saint- Gobain S.A., Commonwealth Laminating & Coating, Inc., Garware Chemicals Limited

2013 Sales Revenue:	$1,719 million
2013 Operating Earnings:	406	million
2013 Depreciation & Amortization Expense	95	million
Key Products:
Solvents: TexanolTM, Ketones, Esters, Glycol Ethers, Alcohol Solvents
Polymers: Cellulosic, Polyester, and Polyolefin-based Polymers
Insoluble Sulfur: Marketed under the Crystex® brand
Antidegradants: Marketed under the Santoflex® brand
Key Markets & Applications:
Transportation: Insoluble sulfur and antidegradants used in rubber tire manufacturing, polymers and solvents used in OEM and refinish coatings
Building & Construction: Solvents used in architectural coatings
Durable Goods: Polymers and solvents used in industrial coatings applications
Key Raw Materials: Propane, Propylene, Napthenic Process Oil, Nitrobenzene, Methyl Isobutyl Ketone, Aniline, Sulfur, Ethane
Key Competitors: BASF SE, Dow, Oriental Carbon & Chemicals, Ltd., Shikoku Chemicals Corporation, Jiangsu Sinorgchem Technology Co. Ltd., Korea Kumho Petrochemical Co., Ltd., Lanxess AG

			Fibers
			2013 Sales Revenue:	$1,441 million
			2013 Operating Earnings:	462	million
			2013 Depreciation & Amortization Expense	65	million

Key Products:
Acetate Tow
Acetate Yarn
Acetyl Chemical Products: Includes cellulose diacetate flake, acetylation-grade acetic acid, acetic anhydride, triacetin plasticizers
Key Markets & Applications:
Tobacco: Cigarette filters
Consumables: Apparel
Health & Wellness: Medical Tape
Key Raw Materials: Wood Pulp, Methanol, High Sulfur Coal
Key Competitors:
Acetate Tow: Celanese, Solvay S.A., Daicel, Mitsubishi Rayon
Acetate Yarn: Industrias del Acetato de Celulosa S.A., UAB Korelita, Mitsubishi Rayon
Acetyl Chemical Products: Jiangsu Ruijia Chemistry Co., Ltd., Polynt SPA, Daicel, Celanese, Solvay S.A.

Adhesives & Plasticizers
2013 Sales Revenue:	$1,326 million
2013 Operating Earnings:	173	million
2013 Depreciation & Amortization Expense	45	million
Key Products:
Resins: Hydrocarbon Resins (PiccotacTM, Regalite™, Eastotac™), Rosins
Plasticizers: Primary Non-Phthalate and Phthalate Plasticizers (Eastman 168™, Eastman DOPTM), Niche Non-Phthalate Plasticizers (Benzoflex™, Eastman TXIB™)
Key Markets & Applications:
Consumables: Resins used in hygiene and packaging adhesives
Building & Construction: Non-phthalate plasticizers used in interior surfaces, resins for construction adhesives and interior flooring
Key Raw Materials: Propane, C9 Resin Oil, Piperylene, Propylene, Gum Rosin, Paraxylene
Key Competitors: BASF SE, Exxon Mobil Corp., LG Chem, Ltd.,
			Specialty Fluids & Intermediates
			2013 Sales Revenue:	$2,497 million
			2013 Operating Earnings:	364	million
			2013 Depreciation & Amortization Expense	80	million

Key Products:
Specialty Fluids: Heat transfer fluids marketed under the Therminol® brand, aviation hydraulic fluids marketed under the Skydrol® brand
Chemical Intermediates: Oxo alcohols and derivatives, acetic derivatives, acetic anhydride
Other Intermediates: Lower-margin intermediates produced to achieve high capacity utilization (includes ethylene, low-margin grades of acetic acid, oxo alcohols, and polymer intermediates)
Key Markets & Applications:
Industrial Chemicals & Processing: Heat transfer fluids for chemical processes, olefin & acetyl-based intermediates serving a wide range of industrial processing needs
Building & Construction: Intermediates for paint/coating applications, construction chemicals, building materials
Key Raw Materials: Propane, Ethane, Propylene, Coal, Metaxylene, Benzene, Natural Gas, Paraxylene
Key Competitors: BASF SE, Celanese, Dow, Exxon Mobil Corp.

Advanced Materials
2013 Sales Revenue:	$2,349 million
2013 Operating Earnings:	260	million
2013 Depreciation & Amortization Expense	144	million
Key Products:
Specialty Plastics: Specialty Copolyesters (including Eastman Tritan™), Cellulose Esters
Interlayers: PVB resin used as an adhesive interlayers in the production of laminated safetly glass and primarily marketed under the SAFLEX® brand name
Performance Films: Aftermarket window film products including the LLumar® and V-Kool® brands
Key Markets & Applications:
Transportation: Interlayers for automotive safety glass, automotive after-market window film
Consumables: Specialty copolyesters used in consumer packaging, personal care and cosmetics packaging, in-store fixtures and displays
Building & Construction: PVB for architectural interlayers, residential and commercial window films
Durable Goods: Specialty copolyesters and cellulose esters used in consumer housewares and appliances
Key Raw Materials: Paraxylene, Polyvinyl Alcohol, Ethylene Glycol, Cellulose, Polyethylene Terephthalate Film, Vinyl Acetate Monomer, Butyraldehyde, 2-EH, Ethanol

			Eastman Chemical Company
			2013 Sales Revenue by end-market
			Transportation Consumables Building & Construction Tobacco Industrial Chemicals & Processing Durable Goods Health & Wellness Energy, Fuels & Water Electronics Agriculture Other	17% 16% 16% 15% 14% 7% 6% 3% 2% 2% 2%

Regions
Global manufacturing locations

North America

Latin America

Europe, Middle East, and Africa

Asia Pacific

Anniston, AL	Franklin, VA	Jurong Island, Singapore	Martinsville, VA	Santo Toribio, Mexico	Texas City, TX
Antwerp, Belgium	Ghent, Belgium	Kashima, Japan	Mauá, Brazil	Sauget, IL	Trenton, MI
Canoga Park, CA	Hefei, China	★ **Kingsport, TN**	Middelburg, The Netherlands	Sete, France	Ulsan, Korea
Chestertown, MD	Hsinchu, Taiwan	Kohtla-Järve, Estonia	Monongahela, PA	Shenzhen, China	Uruapan, Mexico
Chicago, IL	Indianapolis, IN	Kuantan, Malaysia	Nanjing, China	Springfield, MA	Workington, UK
Columbia, SC	Itupeva, Brazil	Lemoyne, AL	Newport, Wales	Sun Prairie, WI	Wuhan, China
Dresden, Germany	Jefferson, PA	Longview, TX	Nienburg, Germany	Suzhou, China	Zibo, China

Sales revenue by region
(Dollars in millons)

Year	2013	2012	2011	2010
United States and Canada	$4,290	$4,264	$4,364	$3,468
Asia Pacific	2,584	2,396	2,315	2,023
Europe, Middle East, and Africa	1,975	1,968	2,119	1,855
Latin America	501	492	477	446

Eastman Chemical Company	$9,350	$9,120	$9,275	$7,792

Financial information

(Dollars in millions, except per share amounts) Selected operating items	2013	2012	2011	2010	2009
Sales	$9,350	$9,120	$9,275	$7,792	$6,014
Operating earnings	1,921	1,120	1,254	1,199	302
Additional costs of acquired Solutia inventories	—	—	—	—	79
Transaction and integration related to the acquisition of Solutia	—	—	—	—	69
Mark-to-market pension and other postretirement benefits (gains) losses, net	(383)	276	209	4	89
Asset impairments and restructuring charges, net	53	93	11	45	281
Other operating (income) expense	—	—	(46)	—	2
Operating earnings excluding non-core or non-recurring items	1,591	1,489	1,428	1,248	822
Depreciation and amortization expense	433	438	429	395	384

Diluted earnings from continuing operations per share*	7.44	2.92	4.24	2.81	0.76
Additional costs of acquired Solutia inventories, net of tax	—	0.37	—	—	—
Solutia transaction and integration costs, net of tax	0.15	0.35	—	—	—
Asset impairments and restructuring charges, net of tax	0.34	0.54	(0.03)	0.12	0.86
Mark-to-market pension and other postretirement benefits (gains) losses, net of tax	(1.49)	1.20	0.60	0.22	0.39
Early debt extinguishment costs, net of tax	—	—	—	0.48	—
Diluted earnings from continuing operations per share excluding non-core or non-recurring items	6.44	5.38	4.81	3.63	2.01

* Diluted earnings from continuing operations per share and excluded items are presented on an Eastman historical basis as reported in the 2013 Annual Report to Shareholders on Form 10-K and the Current Report on Form 8-K dated January 30, 2014

Product and raw material information

Eastman Chemical Company Material Flows

Other Purchased Materials
Wood Pulp
Coal / Oxygen
Natural Gas / Olefins
Para-xylene/ Oxygen
Multiple Step Organic Synthesis
Cellulose Esters
Methanol
Methyl Acetate
Acetic Anhydride
Syngas
Olefins
Terephthalic Acid
Dimethyl Terephthalate
Hydroquinone/Derivatives
Plastic Additives
Sucrose Acetate Isobutyrate
Insoluble Sulfur
PPDs
Heat Transfer Fluids
Acetate Tow
Acetate Yarn
Excipients
Cellulose Esters
Acids
Anhydrides
Arylides
Esters
Waxes/Resins
Ketones
Aldehydes
Alcohols
Glycols
Esters
Plasticizers
PVB Resin
Specialty Copolyesters
Performance Films

2013 segment information

(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Additives & Functional Products Sales	$419	$430	$445	$425	$1,719
Operating earnings	98	104	111	92	405
Asset impairments and restructuring charges, net (1)(2)	—	1	—	—	1
Operating earnings excluding non-core or non-recurring item	98	105	111	92	406
Depreciation and amortization expense					95
Adhesives & Plasticizers Sales	$345	$339	$321	$321	$1,326
Operating earnings	49	49	41	33	172
Asset impairments and restructuring charges, net (1)	—	1	—	—	1
Operating earnings excluding non-core or non-recurring item	49	50	41	33	173
Depreciation and amortization expense					45
Advanced Materials Sales	$584	$625	$583	$557	$2,349
Operating earnings	65	82	69	41	257
Asset impairments and restructuring charges, net (1)(2)(3)	—	(1)	—	4	3
Operating earnings excluding non-core or non-recurring item	65	81	69	45	260
Depreciation and amortization expense					144
Fibers Sales	$346	$363	$363	$369	$1,441
Operating earnings	114	116	113	119	462
Depreciation and amortization expense					65
Specialty Fluids & Intermediates Sales	$607	$677	$620	$593	$2,497
Operating earnings	95	117	90	61	363
Asset impairments and restructuring charges, net (1)	—	1	—	—	1
Operating earnings excluding non-core or non-recurring item	95	118	90	61	364
Depreciation and amortization expense					80
Other (4) Sales (5)	$6	$6	$6	$—	$18
Operating (loss) earnings
Growth initiatives and businesses not allocated to segments	(21)	(32)	(20)	(59)	(132)
Pension and other postretirement benefits gain (loss) not allocated to operating segments	3	3	87	301	394
Operating (loss) earnings before non-core or non-recurring items	(18)	(29)	67	242	262
Mark-to-market pension and other postretirement benefits losses (gains), net (6)	—	—	(86)	(297)	(383)
Asset impairments and restructuring charges, net (7)(8)	—	13	—	34	47
Operating loss excluding non-core or non-recurring items	(18)	(16)	(19)	(21)	(74)
Depreciation and amortization expense					4
Eastman Chemical Company Sales	$2,307	$2,440	$2,338	$2,265	$9,350
Operating earnings	403	439	491	588	1,921
Mark-to-market pension and other postretirement benefits losses (gains), net (6)	—	—	(86)	(297)	(383)
Asset impairments and restructuring charges, net (1)(2)(3)(7)(8)	—	15	—	38	53
Operating earnings excluding non-core or non-recurring items	403	454	405	329	1,591
Depreciation and amortization expense					433

Note: See Exhibit B for footnotes.

2012 segment information

(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Additives & Functional Products Sales	$400	$423	$406	$384	$1,613
Operating earnings	94	107	105	72	378
Asset impairments and restructuring charges, net (1)(2)(3)	—	—	—	17	17
Operating earnings excluding non-core or non-recurring item	94	107	105	89	395
Depreciation and amortization expense					93
Adhesives & Plasticizers Sales	$374	$372	$348	$338	$1,432
Operating earnings	66	72	73	49	260
Asset impairments and restructuring charges, net (1)	—	—	—	3	3
Operating earnings excluding non-core or non-recurring item	66	72	73	52	263
Depreciation and amortization expense					46
Advanced Materials Sales	$567	$600	$559	$528	$2,254
Operating earnings	57	62	57	—	176
Asset impairments and restructuring charges, net (1)(2)(4)	4	1	—	29	34
Operating earnings excluding non-core or non-recurring item	61	63	57	29	210
Depreciation and amortization expense					144
Fibers Sales	$323	$318	$349	$325	$1,315
Operating earnings	101	96	98	90	385
Asset impairments and restructuring charges, net (1)	—	—	—	3	3
Operating earnings excluding non-core or non-recurring item	101	96	98	93	388
Depreciation and amortization expense					66
Specialty Fluids & Intermediates Sales	$642	$649	$592	$590	$2,473
Operating earnings	73	97	96	84	350
Asset impairments and restructuring charges, net (1)(2)	—	—	—	9	9
Operating earnings excluding non-core or non-recurring item	73	97	96	93	359
Depreciation and amortization expense					82
Other (5) Sales	$13	$11	$5	$4	$33
Operating loss
Growth initiatives and businesses not allocated to segments	(25)	(26)	(36)	(48)	(135)
Pension and other postretirement benefit gain (loss) not allocated to operating segments	(7)	(6)	(5)	(276)	(294)
Operating loss before non-core or non-recurring items	(32)	(32)	(41)	(324)	(429)
Mark-to-market pension and other postretirement benefits losses (gains), net (6)	—	—	—	276	276
Asset impairments and restructuring charges, net (1)(7)	—	—	9	18	27
Operating loss excluding non-core or non-recurring items	(32)	(32)	(32)	(30)	(126)
Depreciation and amortization expense					7
Eastman Chemical Company Sales	$2,319	$2,373	$2,259	$2,169	$9,120
Operating earnings (loss)	359	402	388	(29)	1,120
Mark-to-market pension and other postretirement benefits losses (gains), net (6)	—	—	—	276	276
Asset impairments and restructuring charges, net (1)(2)(3)(4)(7)	4	1	9	79	93
Operating earnings excluding non-core or non-recurring items	363	403	397	326	1,489
Depreciation and amortization expense					438

Note: See Exhibit B for footnotes.

2011 segment information

(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Additives & Functional Products Sales	$429	$437	$412	$399	$1,677
Operating earnings	125	105	84	68	382
Other operating income (1)	(17)	—	—	—	(17)
Operating earnings excluding non-core or non-recurring item	108	105	84	68	365
Depreciation and amortization expense					95
Adhesives & Plasticizers Sales	$340	$371	$349	$321	$1,381
Operating earnings	70	70	61	49	250
Depreciation and amortization expense					44
Advanced Materials Sales	$574	$632	$558	$549	$2,313
Operating earnings	69	82	63	37	251
Depreciation and amortization expense					135
Fibers Sales	$290	$331	$334	$324	$1,279
Operating earnings	86	97	98	84	365
Depreciation and amortization expense					68
Specialty Fluids & Intermediates Sales	$612	$638	$657	$641	$2,548
Operating earnings	76	79	69	47	271
Asset impairments and restructuring charges, net (2)	—	—	7	—	7
Operating earnings excluding non-core or non-recurring item	76	79	76	47	278
Depreciation and amortization expense					80
Other (3) Sales	$21	$20	$20	$16	$77
Operating (loss) earnings
Growth initiatives and businesses not allocated to segments	(20)	5	10	(24)	(29)
Pension and other postretirement benefit gain (loss) not allocated to operating segments	9	(5)	(10)	(230)	(236)
Operating loss before non-core or non-recurring items	(11)	—	—	(254)	(265)
Mark-to-market pension and other postretirement benefits losses (gains), net (4)	(15)	—	—	224	209
Asset impairments and restructuring charges, net (5)(6)(7)	12	(14)	6	—	4
Other operating expense (income) (8)	—	—	(29)	—	(29)
Operating loss excluding non-core or non-recurring items	(14)	(14)	(23)	(30)	(81)
Depreciation and amortization expense					7
Eastman Chemical Company Sales	$2,266	$2,429	$2,330	$2,250	$9,275
Operating earnings	415	433	375	31	1,254
Mark-to-market pension and other postretirement benefits losses (gains), net (4)	(15)	—	—	224	209
Asset impairments and restructuring charges, net (2)(5)(6)(7)	12	(14)	13	—	11
Other operating expense (income) (1)(8)	(17)	—	(29)	—	(46)
Operating earnings excluding non-core or non-recurring items	395	419	359	225	1,428
Depreciation and amortization expense					429

Note: See Exhibit B for footnotes.

2010 segment information

(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Additives & Functional Products Sales	$377	$405	$401	$377	$1,560
Operating earnings	81	106	104	70	361
Asset impairments and restructuring charges, net (1)(2)	5	4	1	5	15
Other operating income (3)	—	—	—	(5)	(5)
Operating earnings excluding non-core or non-recurring items	86	110	105	70	371
Depreciation and amortization expense					90
Adhesives & Plasticizers Sales	$217	$283	$276	$274	$1,050
Operating earnings	34	50	55	43	182
Asset impairments and restructuring charges, net (2)	—	3	—	2	5
Operating earnings excluding non-core or non-recurring item	34	53	55	45	187
Depreciation and amortization expense					37
Advanced Materials Sales	$486	$545	$526	$513	$2,070
Operating earnings	52	56	57	38	203
Asset impairments and restructuring charges, net (2)	1	—	—	5	6
Operating earnings excluding non-core or non-recurring item	53	56	57	43	209
Depreciation and amortization expense					129
Fibers Sales	$267	$274	$301	$300	$1,142
Operating earnings	82	85	93	79	339
Asset impairments and restructuring charges, net (2)	—	—	—	3	3
Operating earnings excluding non-core or non-recurring item	82	85	93	82	342
Depreciation and amortization expense					61
Specialty Fluids & Intermediates Sales	$468	$485	$487	$467	$1,907
Operating earnings	42	65	67	40	214
Asset impairments and restructuring charges, net (2)	—	—	—	4	4
Operating earnings excluding non-core or non-recurring item	42	65	67	44	218
Depreciation and amortization expense					72
Other Sales	$4	$12	$26	$21	$63
Operating loss
Growth initiatives and businesses not allocated to segments	(14)	(14)	(10)	(20)	(58)
Pension and other postretirement benefit gain (loss) not allocated to operating segments	(8)	(10)	(9)	(15)	(42)
Operating loss before non-core or non-recurring items	(22)	(24)	(19)	(35)	(100)
Mark-to-market pension and other postretirement benefits losses (gains), net (5)	—	—	—	4	4
Asset impairments and restructuring charges, net (2)(6)	1	1	—	10	12
Other operating income (7)	—	—	5	—	5
Operating loss excluding non-core or non-recurring item	(21)	(23)	(14)	(21)	(79)
Depreciation and amortization expense					6
Eastman Chemical Company Sales	$1,819	$2,004	$2,017	$1,952	$7,792
Operating earnings	269	338	357	235	1,199
Mark-to-market pension and other postretirement benefits losses (gains), net (5)	—	—	—	4	4
Asset impairments and restructuring charges, net (1)(2)(6)	7	8	1	29	45
Other operating income (3)(7)	—	—	5	(5)	—
Operating earnings excluding non-core or non-recurring items	276	346	363	263	1,248
Depreciation and amortization expense					395

Note: See Exhibit B for footnotes.

2009 segment information

(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Additives & Functional Products Sales	$261	$305	$350	$345	$1,261
Operating earnings	17	64	100	101	282
Additional costs of acquired Solutia inventories (1)	21	—	—	—	21
Asset impairments and restructuring charges, net (2)(3)(4)(5)	6	(5)	—	1	2
Other operating income (6)	—	—	—	(4)	(4)
Operating earnings excluding non-core or non-recurring items	44	59	100	98	301
Depreciation and amortization expense					87
Adhesives & Plasticizers Sales	$149	$167	$182	$181	$679
Operating earnings	2	18	34	30	84
Asset impairments and restructuring charges, net (2)	4	(1)	—	—	3
Operating earnings excluding non-core or non-recurring item	6	17	34	30	87
Depreciation and amortization expense					37
Advanced Materials Sales	$324	$401	$435	$464	$1,624
Operating (loss) earnings	(62)	34	48	37	57
Additional costs of acquired Solutia inventories (1)	41	—	—	—	41
Asset impairments and restructuring charges, net (2)(7)(8)	18	5	2	7	32
Operating (loss) earnings excluding non-core or non-recurring items	(3)	39	50	44	130
Depreciation and amortization expense					123
Fibers Sales	$259	$263	$257	$253	$1,032
Operating earnings	72	77	82	77	308
Asset impairments and restructuring charges, net (2)	4	—	—	—	4
Operating earnings excluding non-core or non-recurring item	76	77	82	77	312
Depreciation and amortization expense					62
Specialty Fluids & Intermediates Sales	$302	$323	$378	$396	$1,399
Operating earnings (loss)	(18)	16	36	28	62
Additional costs of acquired Solutia inventories (1)	17	—	—	—	17
Asset impairments and restructuring charges, net (2)	5	—	—	—	5
Operating earnings excluding non-core or non-recurring items	4	16	36	28	84
Depreciation and amortization expense					71
Other Sales	$6	$6	$4	$3	$19
Operating loss
Growth initiatives and businesses not allocated to segments	(16)	(11)	(20)	(199)	(246)
Pension and other postretirement benefit gain (loss) not allocated to operating segments	(17)	(17)	(17)	(93)	(144)
Transaction and integration related to the acquisition of Solutia	(160)	—	—	—	(160)
Operating loss before non-core or non-recurring items	(193)	(28)	(37)	(292)	(550)
Transaction, integration, and restructuring costs related to the acquisition of Solutia	105	—	—	—	105
Mark-to-market pension and other postretirement benefits losses (gains), net (10)	—	—	8	81	89
Asset impairments and restructuring charges, net (2)(11)(12)	62	—	8	188	258
Other operating loss (13)	—	—	6	—	6
Operating loss excluding non-core or non-recurring items	(26)	(28)	(15)	(23)	(92)
Depreciation and amortization expense					4
Eastman Chemical Company Sales	$1,301	$1,465	$1,606	$1,642	$6,014
Operating earnings (loss)	(182)	181	263	(19)	243
Additional costs of acquired Solutia inventories (1)	79	—	—	—	79
Transaction, integration, and restructuring costs related to the acquisition of Solutia	105	—	—	—	105
Mark-to-market pension and other postretirement benefits losses (gains), net (10)	—	—	8	81	89
Asset impairments and restructuring charges, net (1)(2)(3)(4)(5)(7)(8)(11)(12)	99	(1)	10	196	304
Other operating loss (income) (6)(13)	—	—	6	(4)	2
Operating earnings excluding non-core or non-recurring items	101	180	287	254	822
Depreciation and amortization expense					384

Note: See Exhibit B for footnotes.

Exhibit A

Unaudited Pro Forma Combined Segment Information

The unaudited actual financial results for the year ended December 31, 2013 and the pro forma financial results for years ended December 31, 2012, 2011, 2010, and 2009 combine the consolidated results of Eastman and Solutia giving effect to the acquisition of Solutia as if it had been completed on January 1, 2009, the beginning of the comparable prior annual reporting period presented.   As a result, additional costs of acquired Solutia inventories and transaction, integration, and restructuring costs occurring in 2013 and 2012 have been reallocated to first quarter 2009. The unaudited pro forma financial results presented do not include any anticipated synergies or other expected benefits of the acquisition.  This unaudited pro forma financial information is presented for informational purposes only and is not indicative of future operations or results had the acquisition been completed as of January 1, 2009.

The unaudited pro forma combined segment information reflects the combination of Eastman and Solutia and the impact of increased depreciation and amortization expense resulting from the fair valuation of assets acquired from Solutia in accordance with Accounting Standards Codification No. 805, “Business Combinations.” The information also includes adjustments to Solutia historical information to be consistent with Eastman's change in method of accounting for actuarial gains and losses for its pension and other postretirement benefit plans and adjustments to Solutia exclusions from operating earnings consistent with Eastman's historical presentation of non-GAAP results. In addition, corporate expenses, adjustments to environmental liabilities, and gains and losses from asset dispositions and restructuring charges that were previously reported as “Other” have been allocated to Eastman's reportable segments using a percentage of total revenue methodology based on Solutia's full year 2011 results. This allocation of corporate overhead from “Other” to the reportable segments is in accordance with Eastman's presentation of such costs. In conjunction with the change in accounting principle, the service cost, which represents the benefits earned by active employees during the period, and amortization of prior service credits continue to be allocated to each segment. Interest costs, expected return on assets, and the mark-to-market (“MTM”) adjustment for actuarial gains and losses are included in corporate expense and not allocated to segments.

Exhibit B
Notes to segment information

Year		Footnote

2013	1
Second quarter and twelve months 2013 earnings include restructuring charges of $2 million, $1 million, $2 million, and $1 million in the Additives & Functional Products, Adhesives & Plasticizers, Advanced Materials, and Specialty Fluids & Intermediates segments, respectively, in each case primarily for severance.

2
Second quarter and full year 2013 earnings include a reduction in previous charges for the fourth quarter 2012 termination of the operating agreement for the Sao Jose dos Campos, Brazil site, which is reported as reductions of $1 million and $3 million in the Additives & Functional Products and Advanced Materials segments, respectively.

3
Fourth quarter and twelve months 2013 include asset impairments of $4 million in the Advanced Materials segment for the fourth quarter decision to terminate efforts to develop a continuous resin process in Kuantan, Malaysia and Antwerp, Belgium.

4
Research and development, pension and other postretirement benefits, and other expenses not identifiable to an operating segment are not included in segment operating results for any of the periods presented and are shown as "other" operating earnings (loss).

	5	Businesses not allocated to segments include the Perennial WoodTM growth initiative and Photovoltaics product line. See footnotes 7 and 8 to this table for more information.
6
Fourth quarter and twelve months 2013 MTM gains for pension and other postretirement benefit plans actuarial adjustments. MTM gains, net, in twelve months 2013 included an $86 million gain for the third quarter 2013 interim remeasurement of the Eastman other postretirement benefit plan obligation, triggered by a plan change in life insurance benefits.

	7	Second quarter and twelve months 2013 earnings include asset impairments and restructuring charges of $14 million primarily for the shut-down of the Photovoltaics product line primarily in Germany.
	8	Fourth quarter and twelve months 2013 include asset impairment and restructuring charges of approximately $30 million for management's decision not to pursue its Perennial WoodTM growth initiative.

2012	1
Fourth quarter includes asset impairments and restructuring charges of $3 million, $3 million, $5 million, $3 million, and $6 million in the Additives & Functional Products, Adhesives & Plasticizers, Advanced Materials, Fibers, and Specialty Fluids & Intermediates segments, respectively, primarily due to a change in approach to address recently finalized boiler air emissions regulations.

2
Amounts include business exit costs and asset impairments of $8 million, $24 million, and $3 million in the Additives & Functional Products, Advanced Materials, and Specialty Fluids & Intermediates segments, respectively, for production businesses exited in Sao Jose dos Campos, Brazil in fourth quarter.

	3	Amount includes asset impairments and restructuring charges of $6 million related to the closure of a production facility in China.
	4	Amounts include acquisition related expenses on the Southwall Technologies Inc. acquisition.
5
Research and development, pension and other postretirement benefit, and other expenses not identifiable to an operating segment are not included in segment operating results for either of the periods presented and are shown as “other” operating earnings (loss).

	6	Amounts are MTM losses (gains), net, for pension and other postretirement benefit plans actuarial adjustments.
7
Fourth quarter includes restructuring charges of $17 million for inventory costs in excess of recoverable value of certain discontinued Perennial WoodTM product lines and to accrue for losses on take-or-pay contracts with third parties. Third and fourth quarters include asset impairments and restructuring charges of $3 million and $1 million, respectively, for termination of the research and development activities for renewable chemicals. Third quarter also includes a charge of $6 million for the impairment of land retained from the terminated Beaumont, Texas industrial gasification project.

Exhibit B (continued)
Notes to segment information

Year		Footnote

2011	1	Amount includes gains on certain other rubber chemicals divestitures.
	2	Amount includes restructuring charges primarily for severance associated with the acquisition and integration of Sterling Chemicals, Inc.
3
Research and development, pension and other postretirement benefit, and other expenses not identifiable to an operating segment are not included in segment operating results for either of the periods presented and are shown as “other” operating earnings (loss).

4
MTM losses (gains), net, for pension and other postretirement benefit plans actuarial adjustments. First quarter 2011 included MTM gain of $15 million in due to the interim remeasurement of the other postretirement benefit plan obligation, triggered by the exit of employees associated with the sale of the PET business.

5
First quarter, second quarter, third quarter, and full year include $12 million, $1 million, $1 million, and $14 million, respectively, for severance, pension settlement and other charges related to the relocation of European regional headquarters.

	6	Second quarter and full year include $15 million gain from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project.
	7	Third quarter and full year include $3 million for severance and $2 million for share-based compensation costs on executive officer separation agreement.
	8	Third quarter and full year include $29 million gain related to the sale of remaining 2% ownership interest in Ascend Performance Materials Holdings Inc.

2010	1	First, second, third, and fourth quarters reflect restructuring costs of $4 million, $4 million, $1 million, and $1 million, respectively, related to the closure of the Ruabon and Cologne facilities.
2
Includes charges for severance programs of: $1 million and $4 million in first and fourth quarters, respectively, in the Additives and Functional Products segment; $3 million and $2 million in second and fourth quarters, respectively, in the Adhesives and Plasticizers segment; $1 million and $5 million in first and fourth quarters, respectively, in the Advanced Materials segment; $3 million in fourth quarter in the Fibers segment; $4 million in fourth quarter in the Specialty Fluids and Intermediates segment; and $1 million, $1 million, and $2 million in first, second, and fourth quarters, respectively, in Other.

	3	Includes gain on the sale of select assets of Perkalink.
4
Research and development, pension and other postretirement benefit, and other expenses not identifiable to an operating segment are not included in segment operating results for either of the periods presented and are shown as “other” operating earnings (loss).

	5	Amounts include MTM losses (gains), net, for pension and other postretirement benefit plans actuarial adjustments.
6
Fourth quarter includes $8 million for intangible asset impairment charges resulting from an environmental regulatory change during the fourth quarter impacting the fair value of air emission credits remaining from the previously discontinued Beaumont, Texas, gasification project.

	7	Includes loss on the sale of European Plastic Products business.

Exhibit B (continued)
Notes to segment information

Year		Footnote

2009	1
As required by purchase accounting, the acquired Solutia inventories were marked to fair value. These inventories were sold in 2012 resulting in an increase in cost of sales, net of the LIFO impact for these inventories in third and fourth quarters 2012. For purposes of this pro forma combined financial information, the acquisition is presented as if the acquisition of Solutia had been consummated on January 1, 2009

2
Includes charges and adjustments for corporate severance program of: charges of $5 million and $1 million in first and fourth quarters, respectively, and an adjustment of $1 million in second quarter in the Additives and Functional Products segment; a charge of $4 million in first quarter and an adjustment of $1 million in second quarter in the Adhesives and Plasticizers segment; charges of $14 million, $4 million, $2 million, and $4 million in first, second, third, and fourth quarters in the Advanced Materials segment; charges of $4 million in first quarter in the Fibers segment; a charge of $5 million in first quarter in the Specialty Fluids and Intermediates segment; and charges of $7 million, $2 million, and $9 million in first, second, and fourth quarters, respectively, in Other.

	3	First quarter, second quarter, and fourth quarter include charges of $1 million, gains of $4 million, and charges of $1 million, respectively, related to the announced closure of the Ruabon facility.
4
Fourth quarter includes $2 million gain from the reversal of a reserve for previously divested businesses and product lines within the former Coatings, Adhesives, and Specialty Polymers and Inks segment.

	5	Fourth quarter includes $1 million impairment of intangible assets related to the sale of the Thiurams business.
	6	Reflects gain on the sale of the Thiurams business.
	7	First quarter and second quarter include $4 million and $1 million, respectively, related to the announced closure of the SAFLEX® plastic interlayer production line at the Trenton facility.
	8	Fourth quarter includes net charges of $3 million related to consolidation of certain European manufacturing and distribution sites.
9
Research and development, pension and other postretirement benefits, and other expenses not identifiable to an operating segment are not included in segment operating results for either of the periods presented and are shown as "other" operating earnings (loss).

	10	Amounts include MTM losses (gains), net, for pension and other postretirement benefits plans actuarial adjustments.
	11	Amounts include restructuring charges of $55 million primarily for severance related to the acquisition and integration of Solutia.
	12	Fourth quarter includes $179 million for asset impairments related to the Company's previously announced discontinuance of its Beaumont, Texas industrial gasification project.
	13	Third quarter includes loss on the sale of North America Plastic Products and related impairment of intangible assets.

Stockholder information

Stock exchange listing
Eastman Chemical Company common stock is listed and traded on the New York Stock Exchange under the ticker symbol EMN.

Dividends
Quarterly dividends on common stock, if declared by the Board of Directors, are usually paid on or about the first business day of the month following the end of each quarter. On a split-adjusted basis, dividends declared were $1.25 in 2013, $1.08 in 2012, $0.99 in 2011, and $0.895 in 2010.

Corporate offices
Eastman Chemical Company
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Eastman stockholder information
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Eastman Databook
Eastman Chemical Company's databook has been developed to assist investors in understanding and evaluating Eastman. It provides financial and operations data and other information about the Company and its operating segments. The notes to the financial statements are not included. Complete financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations appear in Eastman's Annual Report on Form 10-K and Annual Report to Stockholders, both of which are available on http://www.eastman.com.

Eastman Investor Relations
www.eastman.com/Company/Investors/Pages/Introduction.aspx
877-366-4636

Gregory Riddle
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griddle@eastman.com

Josh Morgan
Investor Relations Manager
1-423-229-5503
jmorgan@eastman.com

Eastman Chemical Company Kingsport, Tennessee, U.S.A.
423.229.2000
www.eastman.com